AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1997
                                                   REGISTRATION NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                               ----------------

                              SIEBEL SYSTEMS, INC.

             (Exact name of Registrant as specified in its charter)

DELAWARE                                          7372                               94-3187233
(State or other jurisdiction of         (Primary Standard Industrial       (I.R.S. Employer Identification
 incorporation                           Classification Code Number)                  Number)
 or organization)

                            1855 SOUTH GRANT STREET
                          SAN MATEO, CALIFORNIA 94402
                                (650) 295-5000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               ----------------

                               THOMAS M. SIEBEL
                     CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                             SIEBEL SYSTEMS, INC.
                            1855 SOUTH GRANT STREET
                          SAN MATEO, CALIFORNIA 94402
                                (650) 295-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------

                                  COPIES TO:
                             ERIC C. JENSEN, ESQ.
                              COOLEY GODWARD LLP
                    3000 SAND HILL ROAD, BLDG. 3, SUITE 230
                       MENLO PARK, CALIFORNIA 94025-7116
                                (650) 843-5000

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

     From time to time after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

     If this Form is filed in a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement of the same offering. [_]

     If delivery of this prospectus is expected to be made pursuant to rule 434, please check the following box. [_]

                    --------------------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------------

TITLE OF EACH CLASS                                            PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
OF SECURITIES TO BE                       AMOUNT                OFFERING PRICE        AGGREGATE OFFERING       REGISTRATION
    REGISTERED                        TO BE REGISTERED           PER UNIT(1)               PRICE(1)                FEE
------------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.001 par value             300,338                      $39.83                 $11,962,462.54    $3,625.00
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices of the Company's Common Stock as reported on the Nasdaq National Market on November 12, 1997.
                    --------------------------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS        SUBJECT TO COMPLETION, DATED NOVEMBER 14, 1997


                                300,338 SHARES
                             SIEBEL SYSTEMS, INC.
                                 COMMON STOCK

                           ________________________

     This Prospectus covers 300,338 shares (the "Shares") of the Common Stock, $.001 par value ("Common Stock"), of Siebel Systems, Inc., a Delaware corporation ("Siebel" or the "Company"), which are being offered and sold by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders, directly or through agents, broker-dealers or underwriters, may sell the Common Stock offered hereby from time to time on terms to be determined at the time of sale, in transactions on the Nasdaq National Market or in privately negotiated transactions or in a combination of such methods of sale, at fixed prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation to a particular broker-dealer may be in excess of customary commissions). The Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol "SEBL." Application has been made to list the Shares on the Nasdaq National Market. The last reported sales price of the Common Stock on the Nasdaq National Market on November 13, 1997 was $41.50 per share.

                            ________________________

  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON PAGE 5.

                            ________________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

     No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated expenses payable by the Company in connection with this offering are estimated to be $37,000. The aggregate proceeds to the Selling Stockholders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

     The Selling Stockholders and any agents, broker-dealers or underwriters that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), and any commission received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Act. The Company has agreed to indemnify the Selling Stockholders and certain other persons against certain liabilities, including liabilities under the Act.

                              __________ __, 1997

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements, and other information regarding the Company that has been filed electronically with the Commission. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION

     A registration statement on Form S-3 with respect to the Common Stock offered hereby (the "Registration Statement") has been filed with the Commission under the Act. This Prospectus does not contain all of the information contained in such Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, Washington, D.C., 20549, upon payment of the prescribed fees.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission under the Exchange Act (File No. 0-20725), are hereby incorporated by reference into this Prospectus:

     a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on or about March 7, 1997, including all material incorporated by reference therein;

     b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed on or about May 14, 1997, including all material incorporated by reference therein;

     c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997, filed on or about August 12, 1997, including all material incorporated by reference therein;

     d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, filed on or about November 12, 1997, including all material incorporated by reference therein;

     e) The Company's Current Report on Form 8-K, filed on or about October 16, 1997, including all material incorporated by reference therein;

     f) The Company's Current Report on Form 8-K filed on or about October 20, 1997, including all material incorporated by reference therein; and

     g) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A.

                                       2.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently-filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to: Investor Relations, Siebel Systems, Inc., 1855 South Grant Street, San Mateo, California 94402.

     The discussions in this Prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein and in such incorporated documents. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" herein, as well as those discussed in the documents incorporated herein by reference.

                                       3.

                                  THE COMPANY

     Siebel is an industry leading provider of enterprise-class sales, marketing and customer service information software systems. The Company designs, develops, markets, and supports Siebel Enterprise Applications, a leading Internet-enabled, object oriented client/server application software product family designed to meet the customer information system requirements of even the largest multi-national organizations.

     The Siebel Enterprise Applications are comprised of a broad range of advanced client/server application products designed to allow corporations to deploy comprehensive customer information systems, product information systems, competitive information systems, and decision support systems on a global basis. The Company's products provide support for multiple languages and multiple currencies with support for a number of frequently interdependent distribution channels, including direct field sales, telesales, telemarketing, distribution, retail and Internet-based selling.

     The Siebel Enterprise Applications are built upon a modern technology foundation including intranet and Internet enablement, client/server, object oriented programming, 32-bit processing, OLE 2 automation, relational database support for Oracle, Sybase, Informix and Microsoft and system support for Windows 95, Windows NT, and UNIX. The Siebel Enterprise Applications are designed to scale to meet the needs of large organizations deploying thousands of sales, marketing and customer service professionals with very large data storage and retrieval requirements. The Siebel Enterprise Applications are designed to be comprehensive in their scope of functionality and are highly configurable, allowing for highly customized industry-specific and company-specific system deployments.

     The Company's objective is to establish and maintain a global market leadership position in the sales, marketing and customer service information systems market. The Company's strategy is to provide high-end enterprise client/server sales and marketing applications in a broad range of industries, extend its advanced technology position, achieve universally successful customer implementations of Siebel Enterprise Applications, expand its global sales and support capacity, and continue to leverage strategic alignment with leading third-party technology providers, system integrators, and distributors.

     The Company's principal executive offices are located at 1855 S. Grant Street, San Mateo, CA 94402. Its telephone number is (650) 295-5000. Its e-mail address is info@siebel.com. The Company maintains an Internet home page.

                                       4.

                                  RISK FACTORS


     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock.

     Limited Operating History. The Company commenced operations in July 1993 and shipped version 1.0 of Siebel Sales Enterprise in April 1995 and version 2.2 of Siebel Service Enterprise in December 1996. The Company has only a limited operating history, and its prospects must be evaluated in light of the risks and uncertainties encountered by a company in its early stage of development. The new and evolving markets in which the Company operates make these risks and uncertainties particularly pronounced. To address these risks, the Company must, among other things, successfully implement its sales and marketing strategy, respond to competitive developments, attract, retain, and motivate qualified personnel, continue to develop and upgrade its products and technologies more rapidly than its competitors, and commercialize its products and services incorporating these enhanced technologies. The Company expects to continue to devote substantial resources to its product development and sales and customer support and, as a result, will need to generate significant quarterly revenues to achieve and maintain profitability. The Company's limited operating history makes it difficult to predict accurately future operating results. There can be no assurance that any of the Company's business strategies will be successful or the Company will be profitable in any future quarter or period.

     Uncertainty of Future Operating Results; Fluctuations in Quarterly Operating Results. Prior growth rates in the Company's revenue and net income should not be considered indicative of future operating results. Future operating results will depend upon many factors, including the demand for the Company's products, the level of product and price competition, the length of the Company's sales cycle, the size and timing of individual license transactions, the delay or deferral of customer implementations, the Company's success in expanding its customer support organization, direct sales force and indirect distribution channels, the timing of new product introductions and product enhancements, the mix of products and services sold, levels of international sales, activities of and acquisitions by competitors, the timing of new hires, changes in foreign currency exchange rates and the ability of the Company to develop and market new products and control costs. In addition, the decision to implement a sales and marketing information system is discretionary, involves a significant commitment of customer resources and is subject to the budget cycles of the Company's customers. The Company's sales generally reflect a relatively high amount of revenue per order. The loss or delay of individual orders, therefore, would have a significant impact on the revenue and quarterly results of the Company. The timing of license revenue is difficult to predict because of the length and variability of the Company's sales cycle, which has ranged to date from two to eighteen months from initial contact to the execution of a license agreement. The Company's operating expenses are based on anticipated revenue trends and, because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenue from a limited number of license transactions could cause significant variations in operating results from quarter to quarter and could result in operating losses. To the extent such expenses precede, or are not subsequently followed by, increased revenues, the Company's operating results would be materially and adversely affected. To date, the Company has not experienced significant seasonality of operating results. The Company expects that future revenues for any period may be affected by the fiscal or quarterly budget cycles of its customers. As a result of these and other factors, revenues for any quarter are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that the Company's future quarterly operating results from time to time will not meet the expectations of market analysis or investors, which would likely have an adverse effect on the price of the Company's Common Stock. In addition, fluctuations in operating results may also result in volatility in the price of the Company's Common Stock.

     Reliance on Andersen Consulting and Other Relationships; Dependence on System Integrators. The Company has established strategic relationships with a number of organizations that it believes are important to its worldwide sales, marketing and support activities and the implementation of its products. The Company believes that its relationships with such organizations provide marketing and sales opportunities for the Company's direct sales force and expand the distribution of its products. These relationships also assist it in keeping pace with the technological and marketing developments of major software vendors, and, in certain instances, provide it with technical assistance for its product development efforts. In particular, the Company has established a non-exclusive strategic relationship with Andersen Consulting, a principal stockholder of the Company. To date, a significant portion of the revenues of the Company were derived from customers for which Andersen Consulting had been

                                       5.

engaged to provide system integration services. Any deterioration of the Company's relationship with Andersen Consulting could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company has relationships with Itochu Corporation and Itochu Techno-Science Corporation, among others. The failure by the Company to maintain its existing relationships, or to establish new relationships in the future, could have a material adverse effect on the Company's business, results of operations and financial condition. The Company's customers and potential customers frequently rely on Andersen Consulting, as well as other third-party system integrators to develop, deploy and/or manage Siebel Enterprise Applications. If the Company is unable to train adequately a sufficient number of system integrators or, if for any reason such integrators do not have or devote the resources necessary to facilitate implementation of the Company's products or if such integrators adopt a product or technology other than Siebel Enterprise Applications, the Company's business, operating results and financial condition could be materially and adversely affected.

     Dependence on the Internet. The Siebel Enterprise Applications facilitate online communications over public and private networks. The success of the Company's products may depend, in part, on the Company's ability to introduce products which are compatible with the Internet and on the broad acceptance of the Internet and the World Wide Web as a viable commercial marketplace. It is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace or whether the demand for Internet related products and services will increase or decrease in the future. The increased commercial use of the Internet could require substantial modification and customization of the Company's products and services and the introduction of new products and services, and there can be no assurance that the Company would be able to effectively migrate its products to the Internet or to successfully compete in the market for Internet-related products and services.

     The Internet may not prove to be a viable commercial marketplace because of inadequate development of the necessary infrastructure, such as a reliable network backbone with the necessary speed, data capability, and security, or timely development of complementary products, such as high speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of Internet activity or due to increased governmental regulation. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, data corruption, cost, ease of use, accessibility and quality of service) remain unresolved and may negatively affect the attractiveness of commerce and communication on the Internet. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, there can be no assurance that the Internet will prove to be a viable commercial marketplace. If critical issues concerning the commercial use of the Internet are not favorably resolved, if the necessary infrastructure and complementary products are not developed, or if the Internet does not become a viable commercial marketplace, the Company's business, operating results and financial condition could be materially and adversely affected.

     Risk Associated with Emerging Client/Server and Customer Information Markets. The client/server application software market is a relatively new market and is intensely competitive, highly fragmented and subject to rapid change. The Company markets its products only to customers who have migrated or are in the process of migrating their enterprise computing systems to client/server computing environments. The Company does not market its products to customers exclusively using legacy computer systems. The Company's future financial performance will depend in large part on continued growth in the number of organizations successfully adopting client/server computing environments. There can be no assurance that the client/server market will maintain its current level of growth or continue to grow at all. If the client/server market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition could be materially and adversely affected. Similarly, the market for customer information software is intensely competitive, highly fragmented and subject to rapid change. The Company's future financial performance will depend primarily on growth in the number of customer information applications developed for use in client/server environments. There can be no assurance that the market for customer information software will continue to grow. If the customer information software market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition would be materially and adversely affected.

                                       6.

     Limited Deployment. Many of the Company's customers are in the pilot phase of implementing the Company's software. There can be no assurance that enterprise-wide deployments by such customers will be successful. The Company's customers frequently contemplate the deployment of its products commercially to large numbers of sales, marketing and customer service personnel, many of whom have not previously used application software systems, and there can be no assurance of such end-users' acceptance of the product. The Company's products are being deployed on a variety of computer hardware platforms and used in connection with a number of third-party software applications and programming tools. Such deployment presents significant technical challenges, particularly as large numbers of customer personnel attempt to use the Company's product concurrently. If any of the Company's customers are not able to customize and deploy Siebel Enterprise Applications successfully and on a timely basis to the number of anticipated users, the Company's reputation could be significantly damaged, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition to revenues from new customers, the Company expects that a significant percentage of any future revenues will be derived from sales to existing customers. However, such customers are not contractually committed in all cases to purchase additional licenses. If existing customers have difficulty further deploying Siebel Enterprise Applications or for any other reason are not satisfied with Siebel Enterprise Applications, the Company's business, operating results and financial condition could be materially and adversely affected.

     Reliance on Single Product Family. A substantial majority of the Company's revenues to date have been attributable to sales of Siebel Sales Enterprise. The remaining revenues were primarily attributable to maintenance and training services related to such product family. The Company currently expects Siebel Sales Enterprise and related maintenance and training services to continue to account for a substantial majority of the Company's future revenues. As a result, factors adversely affecting the pricing of or demand for Siebel Sales Enterprise, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future financial performance will depend, in significant part, on the successful deployment of current versions of Siebel Sales Enterprise and the development, introduction and customer acceptance of new and enhanced versions of Siebel Sales Enterprise and other products. There can be no assurance that the Company will be successful in marketing the Siebel Sales Enterprise product or other products. In the event that the Company continues to derive a substantial percentage of its revenues from perpetual license fees for Siebel Sales Enterprise and is successful in licensing such product to a very large portion of the customers in the markets targeted by the Company, the Company's business, financial condition and results of operations could be materially and adversely affected unless the Company is able to establish additional sources of revenue.

     Lengthy Sales and Implementation Cycles. The license of the Company's software products is often an enterprise-wide decision by prospective customers and generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products. In addition, the implementation of the Company's products involves a significant commitment of resources by prospective customers and is commonly associated with substantial reengineering efforts which may be performed by the customer or third-party system integrators. The cost to the customer of the Company's product is typically only a portion of the related hardware, software, development, training and integration costs of implementing a large-scale sales and marketing information system. For these and other reasons, the period between initial contact and the implementation of the Company's products is often lengthy (ranging to date from between two and twenty-four months) and is subject to a number of significant delays over which the Company has little or no control. The Company's implementation cycle could be lengthened by increases in the size and complexity of its license transactions and by delays in its customers' implementation of client/server computing environments. Delay in the sale or implementation of a limited number of license transactions could have a material adverse effect on the Company's business and operations and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary significantly in the future.

     Risks Associated with Expanding Distribution. To date, the Company has sold its products primarily through its direct sales force and has supported its customers with its technical and customer support staff. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient direct sales, technical and customer support personnel and establishing and maintaining relationships with its strategic partners. Although the Company is currently investing, and plans to continue to invest, significant resources to expand its direct sales force and its technical and customer support staff and to develop distribution relationships with strategic partners, the Company has at times experienced and

                                       7.

continues to experience difficulty in recruiting qualified personnel and in establishing necessary third-party relationships. There can be no assurance that the Company will be able to expand successfully its direct sales force or other distribution channels or that any such expansion will result in an increase in revenues. The Company believes the complexity of its products and the large-scale deployment anticipated by its customers will require a number of highly trained customer support personnel. There can be no assurance that the Company will successfully expand its technical and customer support staff to meet customer demands. Any failure by the Company to expand its direct sales force or other distribution channels, or to expand its technical and customer support staff, could materially and adversely affect the Company's business, operating results and financial condition.

     Dependence on Large License Fee Contracts and Customer Concentration. A relatively small number of customers have accounted for a significant percentage of the Company's revenues. To date, sales to the Company's 10 largest customers in each fiscal year have accounted for a majority of the Company's revenues during such period. The Company expects that sales of its products to a limited number of customers will continue to account for a significant percentage of revenue for the foreseeable future. The loss of any major customer or any reduction or delay in orders by any such customer, or the failure of the Company to market successfully its products to new customers could have a material adverse effect on the Company's business, financial condition and results of operations.

     Risk Associated with New Versions and New Products; Rapid Technological Change. The software market in which the Company competes is characterized by rapid technological change, frequent introductions of new products, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. For example, the Company's customers have adopted a wide variety of hardware, software, database and networking platforms, and as a result, to gain broad market acceptance, the Company must support Siebel Sales Enterprise and the Company's other products on a variety of such platforms. The Company's future success will depend upon its ability to address the increasingly sophisticated needs of its customers by supporting existing and emerging hardware, software, database and networking platforms and by developing and introducing enhancements to Siebel Enterprise Applications and new products on a timely basis that keep pace with technological developments, evolving industry standards and changing customer requirements. The Company currently ships production versions of its software running on MS Windows 3.1, MS Windows 95 and Windows NT clients, as well as on NT application servers, and NT, Sun and HP UNIX database server platforms. The Company plans, in the future, to support subsequent versions of Microsoft's Windows client operating system, as well as UNIX application servers and Digital Alpha and additional UNIX database server platforms. There can be no assurance that the Company will be successful in releasing Siebel Enterprise Applications for use on such platforms or in developing and marketing enhancements that respond to technological developments, evolving industry standards or changing customer requirements, or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements or that such enhancements will adequately meet the requirements of the marketplace and achieve any significant degree of market acceptance. If release dates of any future Siebel Enterprise Applications enhancements or new products are delayed or if these products or enhancements fail to achieve market acceptance when released, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the introduction or announcement of new product offerings or enhancements by the Company or the Company's competitors or major hardware, systems or software vendors may cause customers to defer or forgo purchases of the Company's products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Competition. The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company's products are targeted at the emerging market for customer information systems, and the Company faces competition primarily from customer's internal information technology departments and systems integrators, as well as from other application software providers that offer a variety of products and services to address this market. Many of the Company's customers and potential customers have in the past attempted to develop customer information systems, in-house either alone or with the help of systems integrators and there can be no assurance that the Company will be able to compete successfully against such internal development efforts.

     The Company relies on a number of systems consulting and systems integration firms, particularly Andersen Consulting, for implementation and other customer support services, as well as recommendations of its

                                       8.

products during the evaluation stage of the purchase process. Although the Company seeks to maintain close relationships with these service providers, many of them have similar, and often more established, relationships with the Company's competitors. If the Company is unable to develop and retain effective, long-term relationships with these third parties, the Company's competitive position could be materially and adversely affected. Further, there can be no assurance that these third parties, many of which have significantly greater resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products.

     A large number of personal, departmental and other products exist in the customer information systems market. Some of the Company's current and potential competitors and their products include Symantec (ACT!), Borealis Corporation (Arsenal), Brock International (Take Control Sales), Early Cloud & Co. (CallFlow), Clarify, Inc. (ClearSales, ClearSupport), IMA (EDGE), Marketrieve Company (Marketrieve PLUS), Oracle Corporation (Oracle Sales and Marketing), Pivotal Software, Inc. (Relationship), SalesBook Systems (SalesBook), SalesKit Software Corporation (SalesKit), Scopus Technology, Inc. (Voyager, SalesTEAM, ServiceTEAM), Aurum Software, Inc. (SalesTrak) (recently acquired by Baan Company N.V.), Saratoga Systems (SPS for Windows) and The Vantive Corporation (Vantive Enterprise). Some of these competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, significantly greater name recognition and a larger installed base of customers than the Company. In addition, many competitors have well-established relationships with current and potential customers of the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company.

     It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of consolidation in the software industry. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, operating results and financial condition.

     Reliance on Third-Party Vendors.   The Company incorporates into its
products certain software licensed to it by third-party software developers. Although the Company believes there are other sources for these products, any significant interruption in the supply of such products could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. Because the Company's products incorporate software developed and maintained by third parties, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third-party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's sales.

     Risk of Product Defects. Software products as internally complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. Although the Company conducts extensive product testing during product development, the Company has been forced to delay commercial release of products until the correction of software problems and, in some cases, has provided product enhancements to correct errors in released products. The Company could, in the future, lose revenues as a result of software errors or defects. The Company's products are intended for use in sales applications that may be critical to a customer's business. As a result, the Company expects that its customers and potential customers have a greater sensitivity to product defects than the market for software products generally. There can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments, resulting in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation, or increased service and warranty costs, any of which could have a material adverse effect upon the Company's business, operating results and financial condition.

                                       9.

     Management of Growth; Dependence upon Key Personnel. In the event that the significant growth of the Company's revenues continues, such growth may place a significant strain upon the Company's management systems and resources. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that the Company will be able to do so successfully. The Company's failure to do so could have a material adverse effect upon the Company's business, operating results and financial condition. The Company's future performance depends in significant part upon the continued service of its key technical, sales and senior management personnel, particularly Thomas M. Siebel, the Company's Chairman and Chief Executive Officer, none of whom has entered into an employment agreement with the Company. The loss of the services of one or more of the Company's executive officers could have a material adverse effect on the Company's business, operating results and financial condition. The Company's future success also depends on its continuing ability to attract and retain highly qualified technical, customer support, sales and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to retain its key technical, sales and managerial employees or that it can attract, assimilate or retain other highly qualified technical, sales and managerial personnel in the future.

     Proprietary Rights; Risks of Infringement. The Company relies primarily on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. The Company seeks to protect its software, documentation and other written materials under patent, trade secret and copyright laws, which afford only limited protection. The Company currently has a number of patent applications pending in the United States. There can be no assurance that any patents issued to the Company will not be invalidated, circumvented or challenged, that the rights granted thereunder will provide competitive advantages to the Company or that any of the Company's pending or future patent applications, whether or not being currently challenged by applicable governmental patent examiners, will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology or design around any patents issued to the Company. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that the Company's competitors will not independently develop similar technology. The Company has entered into agreements with substantially all of its customers which require the Company to place Siebel Enterprise Applications source code into escrow. Such agreements generally provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against the Company, if the Company ceases to do business or if the Company fails to meet its support obligations. Entering into such agreements may increase the likelihood of misappropriation by third parties.

     The Company is not aware that it is infringing any proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Furthermore, there can be no assurance that former employers of the Company's present and future employees will not assert claims that such employees have improperly disclosed confidential or proprietary information to the Company. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require the Company to pay money damages or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially and adversely affected.

                                      10.

     The Company relies upon certain software that it licenses from third parties, including software that is integrated with the Company's internally developed software and used in Siebel Sales Enterprise and the Company's other products to perform key functions. There can be no assurance that these third-party software licenses will continue to be available to the Company on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which would materially adversely affect the Company's business, operating results and financial condition.

     International Operations. The Company's sales are primarily to large multi-national companies. To service the needs of such companies, both domestically and internationally, the Company must provide worldwide product support services. As a result, the Company has expanded and intends to continue to expand its international operations and enter additional international markets, which will require significant management attention and financial resources and could adversely affect the Company's operating margins and earnings, if any. Since international sales commenced in the fourth quarter of 1995, revenues from international sales have accounted for a significant portion of the Company's total revenues. The Company believes that in order to increase sales opportunities and profitability it will be required to expand its international operations. The Company has committed and continues to commit significant management time and financial resources to developing direct and indirect international sales and support channels. There can be no assurance, however, that the Company will be able to maintain or increase international market demand for Siebel Enterprise Applications. To the extent that the Company is unable to do so in a timely manner, the Company's international sales will be limited, and the Company's business, operating results and financial condition could be materially and adversely affected.

     The growth in the Company's revenues from international sales is expected to continue to subject a portion of the Company's revenues to the risks associated with international sales, including foreign currency fluctuations, economic or political instability, shipping delays and various trade restrictions, any of which could have a significant impact on the Company's ability to deliver products on a competitive and timely basis. Future imposition of, or significant increases in the level of, customs duties, export quotas or other trade restrictions, could have an adverse effect on the Company's business, financial condition and results of operations. As the Company continues to develop an international sales force, it expects to be more directly subject to foreign currency fluctuations. To the extent such direct sales are denominated in foreign currency, any such fluctuation may adversely affect the Company's business, financial condition and results of operations. Finally, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

     Product Liability. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

     Control by Existing Stockholders. The Company's current officers, directors and affiliated entities together beneficially owned approximately 54.5% of the outstanding shares of Common Stock as of December 31, 1996. In particular, Thomas M. Siebel, the Company's Chairman and Chief Executive Officer, owned approximately 38.2% of the outstanding shares of Common Stock as of December 31, 1996. As a result, these stockholders will be able to exercise control over matters requiring stockholder approval, including the election of directors, and the approval of mergers, consolidations and sales of all or substantially all of the assets of the Company. This may prevent or discourage tender offers for the Company's Common Stock unless the terms are approved by such stockholders.

     Possible Volatility of Stock Price. The Company's stock price has fluctuated substantially since its initial public offering in June 1996. The trading price of the Company's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, changes in earning estimates by analysts, announcements of technological innovations or new products by the Company or its

                                      11.

competitors, general conditions in the software and computer industries and other events or factors. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations have adversely affected and may continue to adversely affect the market price of the Company's Common Stock.

     Effect of Certain Charter Provisions; Antitakeover Effects of Certificate of Incorporation, Bylaws and Delaware Law. The Company's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The Preferred Stock could be issued with voting, liquidation, dividend and other rights superior to those of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. Pursuant to the Company's Certificate of Incorporation, the Company has instituted a classified Board of Directors. This and certain other provisions of the Company's Certificate of Incorporation and certain provisions of the Company's Bylaws and of Delaware law, could delay or make more difficult a merger, tender offer or proxy contest involving the Company.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                                DIVIDEND POLICY

     The Company has never paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                      12.

                              SELLING STOCKHOLDERS



     The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock owned beneficially by the Selling Stockholders as of November 1, 1997 and the number of Shares which may be offered pursuant to this Prospectus. The Selling Stockholders may offer all, some or none of their Shares.


                               SHARES BENEFICIALLY OWNED PRIOR       SHARES BEING         SHARES BENEFICIALLY OWNED AFTER
NAME                                     TO OFFERING                   OFFERED                     OFFERING/(1)/

                                    NAME         PERCENT/(2)/                               NUMBER               PERCENT/(2)/
                               ---------------  ---------------                        -----------------       -----------------

Young Sohn(3)                           85,811                *            85,811                     --                      --
Woon Chul Bak(4)                        63,564                *            63,564                     --                      --
Jae Joon Ahn(4)                         63,564                *            63,564                     --                      --
Jin Soo Chang(4)                        63,564                *            63,564                     --                      --
Mark Armenante(5)                      208,926                *            12,712                196,214                       *
Raymond Li(6)                            7,945                *             7,945                     --                      --
Jack Boyle(7)                            3,178                *             3,178                     --                      --

_______________________
*    Less than one percent
(1)  Assumes the sale of all Shares offered hereby.
(2) Applicable percentage of ownership is based on 36,566,788 shares of Common Stock outstanding as of November 11, 1997.
(3) Includes 42,906 Shares subject to the terms of a Stock Vesting Agreement dated as of November 1, 1997 by and between the Company and such Selling Stockholder. Pursuant to such agreement, such Shares are subject to vesting and may not be sold until vested.
(4) Includes 31,782 Shares subject to the terms of a Stock Vesting Agreement dated as of November 1, 1997 by and between the Company and such Selling Stockholder. Pursuant to such agreement, such Shares are subject to vesting and may not be sold until vested.
(5) Includes 90,000 shares held by Mark Armenante and Elizabeth T. Armenante as joint tenants and 106,214 shares issuable upon exercise of outstanding options.
(6) Includes 3,973 Shares subject to the terms of a Stock Vesting Agreement dated as of November 1, 1997 by and between the Company and such Selling Stockholder. Pursuant to such agreement, such Shares are subject to vesting and may not be sold until vested.
(7) Includes 1,589 Shares subject to the terms of a Stock Vesting Agreement dated as of November 1, 1997 by and between the Company and such Selling Stockholder. Pursuant to such agreement, such Shares are subject to vesting and may not be sold until vested.

     Each of the Selling Stockholders held shares of Nomadic Systems, Inc., a New Jersey corporation ("Nomadic"). Each of the Selling Stockholders other than Mr. Armenante were employees of Nomadic. On November 1, 1997, NSI Acquisition Corp. ("NSI"), a wholly owned subsidiary of the Company merged with and into Nomadic (the "Merger"), and Nomadic became a wholly owned subsidiary of the Company, all pursuant to an Agreement and Plan of Merger and Reorganization between the Company, NSI and Nomadic dated as of October 13, 1997 (the "Merger Agreement"). Pursuant to the Merger Agreement, each of the Selling Stockholders, in exchange for their shares in Nomadic, received the Shares set forth in the table as being offered pursuant to this Prospectus. Each of the Selling Stockholders that were employees of Nomadic have been offered employment with the Company. Mr. Armenante was an employee of the Company prior to the Merger.

                              PLAN OF DISTRIBUTION

     The Company is registering the Shares offered by the Selling Stockholders hereunder pursuant to covenants under the Merger Agreement and contractual registration rights contained in a Registration Rights Agreement by and among the Company and the Selling Stockholders, dated November 1, 1997 (the "Registration Rights Agreement"). Sales may be made on the Nasdaq National Market or in private transactions or in a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders and any persons who participate in the distribution of the Shares offered hereby may be deemed to be underwriters within the meaning of

                                      13.

the Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the Shares by them might be deemed to be underwriting discounts and commissions under the Act. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders.

     In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Company has agreed in the Merger Agreement and the Registration Rights Agreement to register the shares of Common Stock received by the Selling Stockholders pursuant to the Merger Agreement under applicable Federal and state securities laws. Pursuant to the Merger Agreement, the Company has filed a registration statement related to the Shares offered hereby and has agreed pursuant to the Registration Rights Agreement to keep such registration statement effective until the earliest of (i) November 1, 1998 (the first anniversary of the closing of the Merger), (ii) the satisfaction of all requirements to sell all such Shares under Rule 144 during any ninety (90) day period, or (iii) the sale of all the securities registered thereunder. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. Such expenses (excluding such commissions and discounts) are estimated to be $37,000. The Registration
Rights Agreement provides for cross-indemnification of the Selling Stockholders and the Company to the extent permitted by law for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Menlo Park, California ("Cooley Godward"). As of the date of this Prospectus, certain members and associates of Cooley Godward own an aggregate of 54,741 shares of Common
Stock. In addition, James C. Gaither, a director and the Secretary of the Company and a partner of Cooley Godward, owns 80,282 shares of Common Stock and has options to purchase 74,000 shares of Common Stock. Eric C. Jensen, a partner of Cooley Godward, is an Assistant Secretary of the Company.

                                    EXPERTS

     The financial statements and schedule of Siebel Systems, Inc. as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                      14.

=================================================================================================
 NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
 AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
 REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS
 PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER
 INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED
 UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.  THIS
 PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR
 SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH
 OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH                         300,338 SHARES
 THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT
 QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS                        SIEBEL SYSTEMS, INC.
 UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.  THE
 DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT
 IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF                            COMMON STOCK
 ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                                                              _______________

                                                                                PROSPECTUS
                                                                              _______________



                                                                            _____________ ___,1997

        ________________________
          TABLE OF CONTENTS
        _______________________
                                           PAGE

         Available Information...........    2
         Additional Information..........    2
         Incorporation of Certain
          Documents by Reference.........    2
         The Company.....................    4
         Risk Factors....................    5
         Use of Proceeds.................   12
         Dividend Policy.................   12
         Selling Stockholders............   13
         Plan of Distribution............   13
         Legal Matters...................   14
         Experts.........................   14
        ___________________

==================================================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the registration fee.

Registration fee..................................   $ 3,625
Legal fees and expenses...........................    30,000
Accounting fees and expenses......................     2,000
Miscellaneous.....................................     1,375

TOTAL.............................................   $37,000

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

  Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

  The Registrant's Certificate of Incorporation, as amended provides for the elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

  The Registrant has entered into agreements with its directors and executive officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.


  EXHIBIT
  NUMBER           DESCRIPTION OF DOCUMENT
------------       -----------------------
         3.3       Restated Certificate of Incorporation of the Registrant. (3)
         3.4       Bylaws of the Registrant. (1)
         4.1       Reference is made to Exhibits 3.3 and 3.4. (1)
         4.2       Specimen Stock Certificate. (1)
         4.3       Restated Investor Rights Agreement, dated December 1, 1995, between the Registrant and certain investors, as amended April 30, 1996 and June 14, 1996. (1)
         4.4       Form of Registration Rights Agreement, dated October 1, 1997 between the Registrant and certain stockholders. (5)

  EXHIBIT
  NUMBER           DESCRIPTION OF DOCUMENT
------------       -----------------------
         4.5       Form of Registration Rights Agreement, dated November 1, 1997 between the Registrant and certain stockholders. (6)
         5.1       Opinion of Cooley Godward llp. (7)
        10.1       Registrant's 1996 Equity Incentive Plan, as amended. (3)
        10.2       Registrant's Employee Stock Purchase Plan, as amended. (3)
        10.3       Form of Indemnity Agreement entered into between the Registrant and its officers and directors. (1)
        10.4       Registrant's Deferred Compensation Plan, dated January 10, 1997. (4)
        10.6       Master Alliance Agreement, dated March 17, 1995, between the Registrant and Andersen
                   Consulting LLP. (1)(2)
        10.9       Assignment Agreement, dated September 20, 1995, by and between the Registrant and   Thomas M.
                   Siebel. (1)
       10.10       Lease Agreement, dated June 4, 1996, by and between the Registrant and Crossroad   Associates
                   and Clocktower Associates. (1)
       10.11       InterActive WorkPlace, Inc. 1996 Stock Option Plan. (5)
        23.1       Consent of KPMG Peat Marwick LLP, Independent Auditors. (7)
        23.2       Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1. (7)
        24.1       Power of Attorney. Reference is made to the Signature page. (7)

         ___________

(1)  Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-03751), as amended.
(2)  Confidential treatment has been granted with respect to portions of this exhibit.
(3)  Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 333-07983), as amended.
(4)  Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December
     31, 1996.
(5)  Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-36967), as amended.
(6)  Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September
     30, 1997.
(7)  Filed herewith.

        (b)  Financial Statement Schedules


     Schedules not listed above have been omitted because the information to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.   UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, County of San Mateo, State of California on the 14th day of November, 1997.

                                      By: /s/Thomas M. Siebel
                                         ---------------------------------------
                                                     Thomas M. Siebel
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas M. Siebel and Howard H. Graham and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the require of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

             SIGNATURE                                   TITLE                                   DATE
------------------------------------  -------------------------------------------   -------------------------------
/s/Thomas M. Siebel
------------------------------------  Chairman, Chief Executive Officer and                November 14, 1997
Thomas M. Siebel                      Director
                                       (Principal Executive Officer)

/s/Howard H. Graham
------------------------------------  Senior Vice President Finance and                    November 14, 1997
Howard H. Graham                      Administration and Chief Financial Officer
                                       (Principal Financial and Accounting
                                       Officer)

/s/Eric E. Schmidt
------------------------------------  Director                                             November 14, 1997
Eric E. Schmidt

/s/James C. Gaither
------------------------------------  Director                                             November 14, 1997
James C. Gaither

/s/George T. Shaheen
------------------------------------  Director                                             November 14, 1997
George T. Shaheen

/s/Charles R. Schwab
------------------------------------  Director                                             November 14, 1997
Charles R. Schwab

/s/A. Michael Spence
------------------------------------  Director                                             November 14, 1997
A. Michael Spence


                                 EXHIBIT INDEX

EXHIBIT
NUMBER             DESCRIPTION OF DOCUMENT
------             -----------------------
   3.3             Restated Certificate of Incorporation of the Registrant. (3)
   3.4             Bylaws of the Registrant. (1)
   4.1             Reference is made to Exhibits 3.3 and 3.4. (1)
   4.2             Specimen Stock Certificate. (1)
   4.3             Restated Investor Rights Agreement, dated December 1, 1995, between the Registrant and certain investors, as amended April 30, 1996 and June 14, 1996. (1)
   4.4             Form of Registration Rights Agreement, dated October 1, 1997 between the Registrant and certain stockholders. (5)
   4.5             Form of Registration Rights Agreement, dated November 1, 1997 between the Registrant and certain stockholders. (6)
   5.1             Opinion of Cooley Godward llp. (7)
  10.1             Registrant's 1996 Equity Incentive Plan, as amended. (3)
  10.2             Registrant's Employee Stock Purchase Plan, as amended. (3)
  10.3             Form of Indemnity Agreement entered into between the Registrant and its officers and directors. (1)
  10.4             Registrant's Deferred Compensation Plan, dated January 10, 1997. (4)
  10.6             Master Alliance Agreement, dated March 17, 1995, between the Registrant and Andersen
                        Consulting LLP. (1)(2)
  10.9             Assignment Agreement, dated September 20, 1995, by and between the Registrant and   Thomas M.
                        Siebel. (1)
 10.10             Lease Agreement, dated June 4, 1996, by and between the Registrant and Crossroad   Associates
                   and Clocktower Associates. (1)
 10.11             InterActive WorkPlace, Inc. 1996 Stock Option Plan. (5)
  23.1             Consent of KPMG Peat Marwick LLP, Independent Auditors. (7)
  23.2             Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1. (7)
  24.1             Power of Attorney. Reference is made to the Signature page. (7)

     ___________

(1)  Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-03751), as amended.
(2)  Confidential treatment has been granted with respect to portions of this exhibit.
(3)  Incorporated by reference to the Company's Registration Statement on Form S-8 (No. 333-07983), as amended.
(4)  Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December
     31, 1996.
(5)  Incorporated by reference to the Company's Registration Statement on Form S-3 (No. 333-36967), as amended.
(6)  Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September
     30, 1997.
(7)  Filed herewith.